Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated September 21, 2026, relating to the financial statements of Silicon Valley Acquisition Corp. II as of August 7, 2026 and for the period from June 18, 2026 (inception) through August 7, 2026, which includes an explanatory paragraph relating to Silicon Valley Acquisition Corp. II’s ability to continue as a going concern, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

September 21, 2026